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                SUPPLEMENT DATED APRIL 8, 2009 TO THE PROSPECTUS
                         OF EACH OF THE FOLLOWING FUNDS:

                     PROSPECTUS, DATED FEBRUARY 2, 2009, FOR

     SELIGMAN MUNICIPAL FUND SERIES, INC., SELIGMAN MUNICIPAL SERIES TRUST,
                  SELIGMAN NEW JERSEY MUNICIPAL FUND, INC. AND
                   SELIGMAN PENNSYLVANIA MUNICIPAL FUND SERIES

                 (EACH, A "FUND" AND COLLECTIVELY, THE "FUNDS")

Effective immediately, the information under the sub-caption "Portfolio Managers" under the caption "Management of the Funds" on page 66 of the Funds' Prospectus is superseded and replaced with the following information:

PORTFOLIO MANAGER

The portfolio manager responsible for the day-to-day management of the Funds is:

Catherine Stienstra, Portfolio Manager

-    Leader of the municipal sector team.

-    Joined RiverSource Investments in 2007.

- Director and Senior Portfolio Manager, FAF Advisors, Inc. (formerly USBancorp Asset Management), 1998-2007.

- Began investment career in 1988 and has worked in the municipal fixed income market since 1990.

-    BA, international studies, University of Nebraska.

Each Fund's Statement of Additional Information provides additional information about the compensation of the portfolio manager, other accounts managed by the portfolio manager and the portfolio manager's ownership of securities of the Funds.